Exhibit 99.B(13)(a)

Illustration sample calculation

Illustrated contract assumptions

Female Issue Age 65 Standard Non-Tobacco, $69,417 Face Amount, $30,000.00 initial Payment

Current cost of insurance rates, 12% Hypothetical Gross Investment Return (“Gross Return”)

Sample calculation is for the beginning of contract year 5.

Beginning of Period Account Value

Account Value start of period = Account Value end of prior period + additional Payments

= 42,008.56 + 0.00

= 42,008.56

Monthly Deduction

Annual Fee = $30.00

Cost of Insurance = Account Value multiplied by Annual asset-based COI charge divided by 12

= (42,008.56 – 30.00) * 0.45% / 12

= 15.74

Monthly Deduction = Cost of Insurance + Cost of Optional Benefits + Annual Fee

= 15.74 + 0.00 + 30.00

= 45.74

Calculating the Annual Net Sub-Account Yield

Separate Account Expense Charge: The annual equivalent charge (“SA Charge”) is the value that satisfies the equation

1 + Gross Return – Assumed Asset Charge(1) – SA Charge = [(1 + Gross Return – Assumed Asset Charge)^(1/365) – (nominal Separate Account Expense Charge / 365)]^365

or

1+ .12 - .0084 – SA Charge = [(1 + .12 - .0084)^(1/365) - .0165 / 365]^365

giving

SA Charge = 1.81861%

Annual Net Sub-Account Yield = Hypothetical Gross Investment Return – Assumed Asset Charge – SA Charge

= 12.00% - 0.84% - 1.81861%

= 9.34139%

(1) Asset charges vary by sub-account, and the Unit Value for each sub-account will be reduced using the actual asset charge for that sub-account. The Assumed Asset Charge used in illustrations is the arithmetic average of the actual asset charges for each of the offered sub-accounts.

Investment Return

Investment Return = (Beginning Account Value – Monthly Deduction) * [(1+Annual Net Sub-Account Yield)^(1/12)-1]

= (42,008.56 – 45.74) * [(1.0934139)^(1/12) – 1]

= 313.46

Ending Policy Values

Ending Account Value = Beginning Account Value – Monthly Deduction + Investment Return

= 42,008.56 - 45.74 + 313.46

= 42,276.28

Withdrawal Charge = Initial Payment * Current Year Percentage

= 30,000 * 7.25%

= 2,175.00

Cash Value = Account Value less Withdrawal Charge

= 42,276.28 – 2,175.00

= 40,101.28

Death Benefit = larger of Face Amount and Account Value multiplied by Corridor Factor

= larger of 69,417 and (42,276.28 * 116%)

= 69,417

Interim Values for all months in Contract Year 5

Month	Monthly Deduction	Investment Return	Account Value	Cash Value	Death Benefit
1	45.74	313.46	42,276.28	40,101.28	69,417
2	15.85	315.68	42,576.11	40,401.11	69,417
3	15.97	317.92	42,878.06	40,703.06	69,417
4	16.08	320.17	43,182.15	41,007.15	69,417
5	16.19	322.44	43,488.40	41,313.40	69,417
6	16.31	324.73	43,796.82	41,621.82	69,417
7	16.42	327.03	44,107.43	41,932.43	69,417
8	16.54	329.35	44,420.24	42,245.24	69,417
9	16.66	331.69	44,735.27	42,560.27	69,417
10	16.78	334.04	45,052.53	42,877.53	69,417
11	16.89	336.41	45,372.05	43,197.05	69,417
12	17.01	338.79	45,693.83	43,518.83	69,417